PRESS RELEASE
COMCAST REPORTS 2nd QUARTER 2023 RESULTS
PHILADELPHIA - July 27, 2023… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2023.
“The consistent investments we've been making in our growth businesses continue to generate strong results and position us extremely well both now and into the future. Second quarter operational and financial performance was excellent and included a double-digit increase in Adjusted EPS and significant free cash flow generation," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. "This quarter contained a number of highlights and notable achievements. We not only continued to deliver solid revenue growth in our connectivity businesses but also expanded our Adjusted EBITDA margin at Connectivity & Platforms. We generated the best quarterly Adjusted EBITDA ever at Theme Parks, had the second-highest grossing animated film of all time in worldwide box office revenue with Super Mario Bros., and nearly doubled paid Peacock subscribers year-over-year. At the same time, we returned a healthy amount of capital to shareholders and maintained an enviable balance sheet. Our experienced and expert management team is executing at an exceptional level, and our long-term-oriented growth strategy is clearly working."

($ in millions, except per share data)
	2nd Quarter
Consolidated Results	2023	2022	Change

Revenue	$30,513	$30,016	1.7%
Net Income Attributable to Comcast	$4,248	$3,396	25.1%
Adjusted Net Income[1]	$4,723	$4,507	4.8%
Adjusted EBITDA[2]	$10,244	$9,827	4.2%
Earnings per Share[3]	$1.02	$0.76	34.2%
Adjusted Earnings per Share[1]	$1.13	$1.01	11.9%
Net Cash Provided by Operating Activities	$7,197	$6,327	13.8%
Free Cash Flow[4]	$3,421	$3,170	7.9%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
2nd Quarter 2023 Highlights:
•Consolidated Adjusted EBITDA Increased 4.2% to $10.2 Billion; Adjusted EPS Increased 11.9% to $1.13; Generated Free Cash Flow of $3.4 Billion
•Returned $3.2 Billion to Shareholders Through a Combination of $1.2 Billion in Dividend Payments and $2.0 Billion in Share Repurchases
•Connectivity & Platforms Adjusted EBITDA Increased 4.4% to $8.3 Billion and Adjusted EBITDA Margin Increased 170 Basis Points to 41.0%
•Domestic Broadband Average Rate Per Customer Increased 4.5% and Drove Domestic Broadband Revenue Growth of 4.4%
•Content & Experiences Adjusted EBITDA Increased 7.5% to $2.2 Billion, Driven by Studios and Theme Parks
•Studios Adjusted EBITDA Increased $258 Million to $255 Million, Driven by the Successful Theatrical Performance of The Super Mario Bros. Movie; Mario Grossed $1.3 Billion in Worldwide Box Office in the Second Quarter to Become the #2 Animated Picture of All-Time
•Theme Parks Adjusted EBITDA Increased 32% to $833 Million, Its Highest Adjusted EBITDA on Record, Reflecting Growth at Universal Beijing, Universal Japan and Universal Hollywood Compared to the Prior Year Period
•Peacock Paid Subscribers Nearly Doubled Compared to the Prior Year Period to 24 Million. Peacock Revenue Increased 85% to $820 Million

Consolidated Financial Results
\
Revenue increased 1.7%. Net Income Attributable to Comcast increased 25.1%. Adjusted Net Income increased 4.8%. Adjusted EBITDA increased 4.2%.

Earnings per Share (EPS) increased 34.2% to $1.02. Adjusted EPS increased 11.9% to $1.13.

Capital Expenditures increased 22.7% to $3.0 billion. Connectivity & Platforms’ capital expenditures increased 11.4% to $2.1 billion, primarily reflecting higher investment in line extensions and scalable infrastructure. Content & Experiences' capital expenditures increased 74.1% to $809 million, reflecting increased investment in constructing the Epic Universe theme park in Orlando, which is scheduled to open in 2025.

Net Cash Provided by Operating Activities was $7.2 billion. Free Cash Flow was $3.4 billion.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 50.5 million of its common shares for $2.0 billion, resulting in a total return of capital to shareholders of $3.2 billion.

Connectivity & Platforms

($ in millions)				Constant Currency Change[6]
	2nd Quarter
	2023	2022[5]	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$18,068	$18,131	(0.4%)	(0.5%)
Business Services Connectivity	2,292	2,203	4.0%	4.0%
Total Connectivity & Platforms Revenue	$20,360	$20,335	0.1%	—%

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$7,024	$6,733	4.3%	4.3%
Business Services Connectivity	1,322	1,263	4.7%	4.7%
Total Connectivity & Platforms Adjusted EBITDA	$8,346	$7,995	4.4%	4.3%

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	38.9%	37.1%	180 bps	180 bps
Business Services Connectivity	57.7%	57.3%	40 bps	40 bps
Total Connectivity & Platforms Adjusted EBITDA Margin	41.0%	39.3%	170 bps	170 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Connectivity & Platforms was consistent with the prior year period. Adjusted EBITDA increased due to growth in Residential Connectivity & Platforms Adjusted EBITDA and Business Services Connectivity Adjusted EBITDA. Adjusted EBITDA margin increased to 41.0%.

(in thousands)			Net Additions / (Losses)

			2nd Quarter
	2Q23	2Q22[7]	2023	2022[7]
Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	31,761	31,955	(65)	(38)
International Residential Connectivity & Platforms Customer Relationships	17,884	17,788	(167)	(120)
Business Services Connectivity Customer Relationships	2,635	2,608	5	16
Total Connectivity & Platforms Customer Relationships	52,280	52,351	(228)	(143)

Domestic Broadband
Residential Customers	29,796	29,826	(20)	(10)
Business Customers	2,509	2,497	1	13
Total Domestic Broadband Customers	32,305	32,323	(19)	3

Total Domestic Wireless Lines	5,984	4,615	316	317

Total Domestic Video Customers	14,985	17,144	(543)	(521)

Total Customer Relationships for Connectivity & Platforms decreased by 228,000 to 52.3 million. Decreases in international residential connectivity & platforms customer relationships as well as domestic residential connectivity & platforms customer relationships were partially offset by an increase in business services connectivity customer relationships. Total domestic broadband customer net losses were 19,000, total domestic wireless line net additions were 316,000 and total domestic video customer net losses were 543,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[6]
	2nd Quarter
	2023	2022[5]	Change

Revenue
Domestic Broadband	$6,377	$6,107	4.4%	4.4%
Domestic Wireless	869	722	20.4%	20.4%
International Connectivity	1,002	791	26.7%	25.9%
Total Residential Connectivity	8,248	7,620	8.2%	8.2%
Video	7,358	7,793	(5.6%)	(5.8%)
Advertising	993	1,112	(10.7%)	(10.9%)
Other	1,469	1,607	(8.6%)	(8.8%)
Total Revenue	$18,068	$18,131	(0.4%)	(0.5%)

Operating Expenses
Programming	$4,579	$4,679	(2.1%)	(2.4%)
Non-Programming	6,465	6,720	(3.8%)	(4.0%)
Total Operating Expenses	$11,044	$11,399	(3.1%)	(3.3%)

Adjusted EBITDA	$7,024	$6,733	4.3%	4.3%
Adjusted EBITDA Margin	38.9%	37.1%	180 bps	180 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Residential Connectivity & Platforms was consistent with the prior year period. Growth in residential connectivity revenue was driven by domestic broadband revenue due to higher average rates; international connectivity revenue due to an increase in wireless revenue, reflecting higher sales of devices and wireless services, as well as an increase in broadband revenue; and domestic wireless revenue due to an increase in the number of customer lines. The growth in residential connectivity revenue was offset by a decrease in video revenue due to a decline in the number of video customers, partially offset by an increase in average rates; other revenue primarily due to lower voice revenue, driven by a decline in the number of residential wireline voice customers; and advertising revenue primarily due to a decline in domestic political advertising and overall market weakness.

Adjusted EBITDA for Residential Connectivity & Platforms increased due to lower operating expenses. Programming expenses decreased primarily due to the decline in the number of domestic video customers, partially offset by domestic contractual rate increases and an increase in programming expenses for international sports channels. Non-programming expenses decreased primarily due to lower spending on marketing and promotion, lower technical and support costs, lower fees paid to third-party channels relating to advertising sales and lower customer service costs. These decreases were partially offset by increased direct product costs associated with our wireless service, resulting from increases in device sales and the number of customers receiving our wireless service. Adjusted EBITDA margin increased to 38.9%.

Business Services Connectivity

($ in millions)				Constant Currency Change[6]
	2nd Quarter
	2023	2022[5]	Change

Revenue	$2,292	$2,203	4.0%	4.0%
Operating Expenses	970	941	3.1%	3.1%
Adjusted EBITDA	$1,322	$1,263	4.7%	4.7%
Adjusted EBITDA Margin	57.7%	57.3%	40 bps	40 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Business Services Connectivity increased due to an increase in revenue from small, medium-sized and enterprise customers.

Adjusted EBITDA for Business Services Connectivity increased due to higher revenue, partially offset by higher operating expenses. The increase in operating expenses was primarily due to higher marketing and promotion expenses and direct product costs. Adjusted EBITDA margin increased to 57.7%.

Content & Experiences

($ in millions)
	2nd Quarter
	2023	2022[5]	Change
Content & Experiences Revenue
Media	$6,195	$6,188	0.1%
Studios	3,087	3,117	(0.9%)
Theme Parks	2,209	1,804	22.4%
Headquarters & Other	13	8	60.5%
Eliminations	(631)	(664)	5.0%
Total Content & Experiences Revenue	$10,873	$10,453	4.0%

Content & Experiences Adjusted EBITDA
Media	$1,244	$1,520	(18.2%)
Studios	255	(3)	NM
Theme Parks	833	632	31.8%
Headquarters & Other	(200)	(137)	(45.6%)
Eliminations	56	23	141.8%
Total Content & Experiences Adjusted EBITDA	$2,187	$2,034	7.5%

NM=comparison not meaningful.

Revenue for Content & Experiences increased compared to the prior year period driven by Theme Parks. Adjusted EBITDA for Content & Experiences increased due to growth in Studios and Theme Parks, partially offset by a decrease in Media, driven by higher costs at Peacock as the service scales.

Media

($ in millions)
	2nd Quarter
	2023	2022[5]	Change
Revenue
Domestic Advertising	$2,027	$2,131	(4.9%)
Domestic Distribution	2,615	2,558	2.2%
International Networks	1,035	970	6.7%
Other	518	529	(2.0%)
Total Revenue	$6,195	$6,188	0.1%
Operating Expenses	4,951	4,669	6.0%
Adjusted EBITDA	$1,244	$1,520	(18.2%)

Revenue for Media was consistent with the prior year period primarily due to higher international networks and domestic distribution revenue, offset by lower domestic advertising revenue. The decrease in domestic advertising revenue was primarily due to lower revenue at our networks, partially offset by an increase in revenue at Peacock. International networks revenue increased primarily reflecting an increase in revenue associated with the distribution of sports channels. Domestic distribution revenue increased primarily due to higher revenue at Peacock, driven by an increase in paid subscribers, partially offset by lower revenue at our networks.

Adjusted EBITDA for Media decreased primarily due to higher operating expenses. The increase in operating expenses was primarily due to higher programming costs at Peacock, as well as increased international sports programming costs driven by the shift of certain European football matches and the related programming expense to the first half of 2023 due to timing of the 2022 FIFA World Cup, partially offset by a decrease in content costs for our entertainment television networks. Media results in the second quarter include $820 million of revenue and an Adjusted EBITDA8 loss of $651 million related to Peacock, compared to $444 million of revenue and an Adjusted EBITDA8 loss of $467 million in the prior year period.

Studios

($ in millions)
	2nd Quarter
	2023	2022[5]	Change
Revenue
Content Licensing	$1,821	$2,269	(19.8%)
Theatrical	913	550	65.9%
Other	354	298	19.0%
Total Revenue	$3,087	$3,117	(0.9%)
Operating Expenses	2,833	3,120	(9.2%)
Adjusted EBITDA	$255	($3)	NM

NM=comparison not meaningful.

Revenue for Studios was consistent with the prior year period primarily due to higher theatrical revenue, driven by recent releases, including The Super Mario Bros. Movie and Fast X, offset by lower content licensing revenue, which was primarily due to the timing of when content was made available by our television studios under licensing agreements, partially offset by the timing of when content was made available by our film studios.

Adjusted EBITDA for Studios increased primarily due to lower operating expenses. The decrease in operating expenses reflected lower programming and production expenses, primarily due to lower costs associated with lower content licensing sales, partially offset by higher spending on recent theatrical releases.

Theme Parks

($ in millions)
	2nd Quarter
	2023	2022	Change

Revenue	$2,209	$1,804	22.4%
Operating Expenses	1,376	1,173	17.4%
Adjusted EBITDA	$833	$632	31.8%

Revenue for Theme Parks increased driven by higher revenue at our international theme parks, which had COVID-19 related restrictions in the prior year period. Domestic theme parks revenue remained consistent primarily due to higher revenue at our theme park in Hollywood driven by the opening of Super Nintendo World, offset by lower revenue at our theme park in Orlando which continues to be above pre-pandemic levels.

Adjusted EBITDA for Theme Parks increased, reflecting higher revenue, which more than offset higher operating expenses. The increase in operating expenses was due to higher costs primarily associated with increased guest attendance.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the second quarter was $200 million, compared to a loss of $137 million in the prior year period.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were $631 million, compared to $664 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $56 million, compared to a benefit of $23 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	2nd Quarter
	2023	2022[5]	Change
Corporate & Other
Revenue	$654	$617	6.0%
Operating Expenses	957	784	22.1%
Adjusted EBITDA	($303)	($167)	(81.4%)

Eliminations
Revenue	($1,373)	($1,389)	(1.2%)
Operating Expenses	(1,386)	(1,353)	2.5%
Adjusted EBITDA	$14	($36)	NM

NM=comparison not meaningful.

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; certain Sky operations; Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania; and Xumo, our consolidated streaming platform joint venture beginning in June 2022.

Adjusted EBITDA loss for Corporate & Other increased, reflecting higher operating expenses primarily due to higher costs related to Xumo and certain Sky operations.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.4 billion, consistent with the prior year period, and Adjusted EBITDA eliminations were a benefit of $14 million compared to a loss of $36 million in the prior year period.

Notes:
1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Beginning in the first quarter of 2023, we changed our presentation of segment operating results around our two primary businesses, Connectivity & Platforms and Content & Experiences. We have updated certain historical information as a result of these changes, including: (1) presentation of Cable Communications results in the Residential Connectivity & Platforms and Business Services Connectivity segments and (2) presentation of Sky's results across the Connectivity & Platforms and Content & Entertainment segments, and Corporate & Other.
6Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current period presented, rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
7Customer metrics for 2022 have been updated to reflect the new segment presentation, and to align methodologies for counting business customer metrics to: (1) include locations receiving our services outside of our distribution system and (2) now count certain customers based on the number of locations receiving services, including arrangements whereby third parties provide connectivity services leveraging our distribution system. These changes in methodology were not material to any period presented. Previously reported total Sky customer relationships of approximately 23 million as of December 31, 2022 also included approximately 5 million customer relationships outside of the Connectivity & Platforms markets.
8Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, July 27, 2023, at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. A replay of the call will be available starting at 11:30 a.m. ET on Thursday, July 27, 2023, on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; programming costs; consumer acceptance of our content; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; laws and regulations; adverse decisions in litigation or governmental investigations; labor disputes; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2023	2022	2023	2022
Revenue	$30,513	$30,016	$60,205	$61,026

Costs and expenses
Programming and production	8,849	8,887	17,853	19,457
Marketing and promotion	2,100	2,196	4,063	4,258
Other operating and administrative	9,317	9,098	18,618	18,358
Depreciation	2,195	2,162	4,459	4,375
Amortization	1,343	1,306	2,856	2,641
	23,804	23,649	47,849	49,089

Operating income	6,709	6,367	12,355	11,936

Interest expense	(998)	(968)	(2,007)	(1,962)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(80)	(413)	405	(280)
Realized and unrealized gains (losses) on equity securities, net	(38)	(321)	(44)	(205)
Other income (loss), net	133	(162)	261	(224)
	15	(897)	622	(709)

Income before income taxes	5,726	4,502	10,970	9,266

Income tax expense	(1,537)	(1,261)	(3,013)	(2,548)

Net income	4,189	3,241	7,957	6,717

Less: Net income (loss) attributable to noncontrolling interests	(59)	(155)	(126)	(227)

Net income attributable to Comcast Corporation	$4,248	$3,396	$8,082	$6,945

Diluted earnings per common share attributable to Comcast Corporation shareholders	$1.02	$0.76	$1.92	$1.54

Diluted weighted-average number of common shares	4,183	4,482	4,205	4,520

TABLE 2
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(in millions)	June 30,
	2023	2022

OPERATING ACTIVITIES
Net income	$7,957	$6,717
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,315	7,016
Share-based compensation	668	675
Noncash interest expense (income), net	140	165
Net (gain) loss on investment activity and other	(354)	864
Deferred income taxes	296	(31)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(92)	(338)
Film and television costs, net	58	651
Accounts payable and accrued expenses related to trade creditors	(718)	78
Other operating assets and liabilities	(843)	(2,214)

Net cash provided by operating activities	14,426	13,584

INVESTING ACTIVITIES
Capital expenditures	(5,627)	(4,270)
Cash paid for intangible assets	(1,577)	(1,383)
Construction of Universal Beijing Resort	(104)	(168)
Proceeds from sales of businesses and investments	369	108
Purchases of investments	(593)	(1,164)
Other	6	86

Net cash provided by (used in) investing activities	(7,528)	(6,792)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(660)	—
Proceeds from borrowings	6,044	166
Repurchases and repayments of debt	(3,001)	(254)
Repurchases of common stock under repurchase program and employee plans	(4,227)	(6,288)
Dividends paid	(2,387)	(2,377)
Other	(260)	116

Net cash provided by (used in) financing activities	(4,492)	(8,636)

Impact of foreign currency on cash, cash equivalents and restricted cash	14	(76)

Increase (decrease) in cash, cash equivalents and restricted cash	2,420	(1,920)

Cash, cash equivalents and restricted cash, beginning of period	4,782	8,778

Cash, cash equivalents and restricted cash, end of period	$7,202	$6,859

TABLE 3
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30,	December 31,
	2023	2022
ASSETS

Current Assets
Cash and cash equivalents	$7,146	$4,749
Receivables, net	12,980	12,672
Other current assets	4,796	4,406
Total current assets	24,922	21,826

Film and television costs	12,641	12,560

Investments	7,761	7,250

Investment securing collateralized obligation	480	490

Property and equipment, net	56,851	55,485

Goodwill	59,042	58,494

Franchise rights	59,365	59,365

Other intangible assets, net	28,761	29,308

Other noncurrent assets, net	12,323	12,497

	$262,147	$257,275
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$12,213	$12,544
Accrued participations and residuals	1,812	1,770
Deferred revenue	3,327	2,380
Accrued expenses and other current liabilities	7,876	9,450
Current portion of long-term debt	2,524	1,743
Collateralized obligation	5,173	—
Total current liabilities	32,925	27,887

Long-term debt, less current portion	94,972	93,068

Collateralized obligation	—	5,172

Deferred income taxes	29,052	28,714

Other noncurrent liabilities	20,280	20,395

Redeemable noncontrolling interests	239	411

Equity
Comcast Corporation shareholders' equity	84,119	80,943
Noncontrolling interests	559	684
Total equity	84,679	81,627

	$262,147	$257,275

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2023	2022	2023	2022
Net income attributable to Comcast Corporation	$4,248	$3,396	$8,082	$6,945
Net income (loss) attributable to noncontrolling interests	(59)	(155)	(126)	(227)
Income tax expense	1,537	1,261	3,013	2,548
Interest expense	998	968	2,007	1,962
Investment and other (income) loss, net	(15)	897	(622)	709
Depreciation	2,195	2,162	4,459	4,375
Amortization	1,343	1,306	2,856	2,641
Adjustments (1)	(3)	(9)	(11)	24
Adjusted EBITDA	$10,244	$9,827	$19,659	$18,977

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2023	2022	2023	2022
Net cash provided by operating activities	$7,197	$6,327	$14,426	$13,584
Capital expenditures	(2,963)	(2,414)	(5,627)	(4,270)
Cash paid for capitalized software and other intangible assets	(813)	(743)	(1,577)	(1,383)
Free Cash Flow	$3,421	$3,170	$7,221	$7,930

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2023	2022	2023	2022
Adjusted EBITDA	$10,244	$9,827	$19,659	$18,977
Capital expenditures	(2,963)	(2,414)	(5,627)	(4,270)
Cash paid for capitalized software and other intangible assets	(813)	(743)	(1,577)	(1,383)
Cash interest expense	(1,057)	(897)	(1,823)	(1,644)
Cash taxes	(2,236)	(2,751)	(2,384)	(2,841)
Changes in operating assets and liabilities	(244)	(240)	(1,975)	(1,715)
Noncash share-based compensation	309	299	668	675
Other (2)	181	89	279	131
Free Cash Flow	$3,421	$3,170	$7,221	$7,930

(1)
2nd quarter and year to date 2023 Adjusted EBITDA exclude $(3) million and $(11) million of other operating and administrative expenses, respectively, related to our investment portfolio. 2nd quarter and year to date 2022 Adjusted EBITDA exclude ($9) million and $24 million of other operating and administrative expense, respectively, related to our investment portfolio.

(2)
2nd quarter and year to date 2023 include decreases of $(3) million and $(11) million, respectively, of costs related to our investment portfolio as these amounts are excluded from Adjusted EBITDA. 2nd quarter and year to date 2022 include decreases of ($9) million and $24 million, respectively, of costs related to our investment portfolio.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,

	2023		2022		2023		2022
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$4,248	$1.02	$3,396	$0.76	$8,082	$1.92	$6,945	$1.54
Change	25.1%	34.2%			16.4%	24.7%

Amortization of acquisition-related intangible assets (1)	444	0.11	460	0.10	875	0.21	941	0.21
Investments (2)	31	0.01	591	0.13	(358)	(0.09)	460	0.10
Items affecting period-over-period comparability:
Gains and losses related to businesses and investments (3)	—	—	60	0.01	—	—	60	0.01

Adjusted Net income and Adjusted EPS	$4,723	$1.13	$4,507	$1.01	$8,600	$2.05	$8,406	$1.86
Change	4.8%	11.9%			2.3%	10.2%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Amortization of acquisition-related intangible assets before income taxes	$572	$568	$1,128	$1,160
Amortization of acquisition-related intangible assets, net of tax	$444	$460	$875	$941
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Realized and unrealized (gains) losses on equity securities, net	$38	$321	$44	$205
Equity in net (income) losses of investees, net and other	3	461	(518)	406
Investments before income taxes	41	782	(474)	611
Investments, net of tax	$31	$591	($358)	$460

(3)2nd quarter and year to date 2022 net income attributable to Comcast Corporation includes a loss of $60 million in other income related to an impairment of an equity method investment.

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022

(in millions, except per customer data)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$18,131	$31	$18,162	$36,472	($318)	$36,154
Business Services Connectivity	2,203	—	2,203	4,375	(1)	4,374
Total Connectivity & Platforms Revenue	$20,335	$30	$20,365	$40,846	($318)	$40,528

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,733	$3	$6,736	$13,344	($56)	$13,288
Business Services Connectivity	1,263	(1)	1,262	2,496	—	2,496
Total Connectivity & Platforms Adjusted EBITDA	$7,995	$3	$7,998	$15,840	($55)	$15,785

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	37.1%	- bps	37.1%	36.6%	20 bps	36.8%
Business Services Connectivity	57.3%	- bps	57.3%	57.1%	- bps	57.1%
Total Connectivity & Platforms Adjusted EBITDA Margin	39.3%	- bps	39.3%	38.8%	10 bps	38.9%

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022

(in millions, except per customer data)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,107	$—	$6,107	$12,158	$—	$12,158
Domestic wireless	722	—	722	1,399	—	1,399
International connectivity	791	5	796	1,631	(73)	1,558
Total residential connectivity	$7,620	$5	7,625	$15,187	($73)	15,114
Video	7,793	19	7,812	15,795	(172)	15,623
Advertising	1,112	3	1,115	2,185	(32)	2,153
Other	1,607	3	1,610	3,305	(41)	3,264
Total Revenue	$18,131	$31	18,162	$36,472	($318)	36,154

Operating Expenses
Programming	$4,679	$11	$4,690	$9,563	($92)	$9,471
Non-Programming	6,720	16	$6,736	13,565	(170)	$13,395
Total Operating Expenses	$11,399	$27	$11,426	$23,128	($262)	$22,866

Adjusted EBITDA	$6,733	$3	$6,736	$13,344	($56)	$13,288
Adjusted EBITDA Margin	37.1%	- bps	37.1%	36.6%	20 bps	36.8%